PetIQ,  Inc. Expands Its Board of Directors

Announces Appointments of Susan Sholtis and Larry R. Bird to Board

EAGLE, Idaho – March 19, 2018 – PetIQ, Inc. (“PetIQ” or the “Company”) (NASDAQ: PETQ), a leading pet medication and wellness company, today announced the expansion of its Board of Directors from six to eight members with the appointments of Susan Sholtis and Larry R. Bird as independent directors, effective March 15, 2018.  Ms. Sholtis and Mr. Bird will serve as members of PetIQ’s compensation and audit committee, respectively.

Cord Christensen, PetIQ’s Chairman and Chief Executive Officer, commented, “We are pleased to welcome Susan and Larry to our Board of Directors.  Susan’s proven leadership with some of the largest brands in animal health and Larry’s deep financial acumen will provide valuable perspective to PetIQ as we execute on our long-term growth strategy in the animal health products and services industries.  We look forward to their future contributions.”

Ms. Sholtis has served as a Global Marketing Head in the Health Division at Reckitt Benckiser since 2017.  From 2016 to 2017, Ms. Sholtis served as Head of North America Commercial Operations at Merial and was responsible for transitioning North America operations to Merial’s new owner, Boehringer Ingelheim.  Prior to that, from 2006 to 2016, Ms. Sholtis served in a number of positions at Mead Johnson Nutrition, most recently as Head of Global Marketing.  Previously, Ms. Sholtis also spent eight years at Merial beginning in 1996 where she most recently had global responsibility for managing two of the largest brands in animal healthcare, FRONTLINE® and HEARTGARD®.

Mr. Bird served as Senior Audit Partner at Deloitte & Touche LLP until his retirement on June 3, 2017.  As a Deloitte Audit Partner since 1989, Mr. Bird was actively engaged as the Lead Audit Partner responsible for planning and supervising audits for larger private companies and PCAOB Integrated Audits for publicly held companies spanning a variety of industries, with deep experience across the consumer sector.   Mr. Bird has more than 40 years of experience in professional services that span business strategy, mergers and acquisitions, information technology strategy, financial and operational leadership, and risk management.

About PetIQ

PetIQ is a leading, rapidly growing pet health and wellness company.  Through over 40,000 points of distribution across retail and e-commerce channels, PetIQ and VIP Petcare, a wholly-owned subsidiary, have a mission to make pet lives better by educating pet parents on the importance of offering regular, convenient access and affordable choices for pet preventive and wellness veterinary products and services.  PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them. For more information, visit www.PetIQ.com.

Contacts:

Investor Relations Contact:

ICR

Katie Turner

646-277-1228

katie.turner@icrinc.com

Media Relations Contact:

ICR

Cory Ziskind

646-277-1232

cory.ziskind@icrinc.com